SCHEDULE
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FORM 4	Waste Technology Corp.
------  Cosimo (and Erma) Tacopino - Reporting Persons


Mr. & Mrs. Tacopino Report that on February 14, 2005


		Cosimo Tacopino
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Direct Ownership - He disposed of 778,540 shares (475,660 shares jointly owned with Erma Tacopino and 106,700 shares held in trust for Michael Tacopino)


		Erma Tacopino
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Direct Ownership - She disposed of 475,660 shares jointly owned with
                   Cosimo Tacopino but retained 11,000 shares held in her individual retirement account


Cosimo Tacopino disclaims beneficial ownership of the shares owned by Ms. Tacopino and held in her individual retirement account.


Erma Tacopino disclaims beneficial ownership of the shares that were (a) solely owned by Mr. Tacopino; and (b) held by Mr. Tacopino in trust for Michael Tacopino.